STATEMENT OF RESIGNATION OF REGISTERED AGENT

                           RESIGNATION OF OFFICER


November 1, 2000


To the board of directors of Beryllium International Corporation:


I hereby tender my resignation as vice-president and treasurer of Beryllium International Corporation, a Utah corporation to be domesticated in Florida. Such resignation shall become effective at the time that the shareholders of the Corporation conduct a special meeting of the shareholders and ratify an agreement dated October 15, 2000 between the Corporation and Wallstreet- Inc., a Florida corporation. In the event that a quorum of the shareholders do not convene on November 1, 2000, or in the event that the shareholders do not ratify the agreement between the Corporation and Wallstreet-Review.net, Inc., then this Resignation shall not take effect and it shall expire immediately after the shareholder vote not to ratify the agreement.





/s/ Gerald M. Park
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Gerald M. Park